Exhibit 4.4

LONG TERM INCENTIVE PLAN

(Effective January 18, 2021)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions

For the purposes of this Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

A.	“Affiliate” means any corporation that is an affiliate of the Corporation as defined in National Instrument 45-106—Prospectus Exemptions, as may be amended from time to time;

B.	“Associate”, where used to indicate a relationship with any person or company, is as defined in the Securities Act (British Columbia), as may be amended from time to time;

C.	“Board” means the Board of Directors of the Corporation;

D.	“Change of Control” means the occurrence of any one or more of the following events:

(a)

a merger, amalgamation, arrangement, reorganization or transfer takes place in which equity securities of the Corporation possessing more than one-half of the total combined voting power of the Corporation’s outstanding equity securities are acquired by a person or persons different from the persons holding those equity securities immediately prior to such transaction, and the composition of the Board following such transaction is such that the directors of the Corporation prior to the transaction constitute less than one-half of the directors following the transaction, except that no Change of Control will be deemed to occur if such merger, amalgamation, arrangement, reorganization or transfer is with any Subsidiary or Subsidiaries of the Corporation;

(b)

if any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, 20% or more of the voting rights attached to all outstanding equity securities of the Corporation;

(c)

if any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, the right to appoint a majority of the directors of the Corporation; or

(d)

if the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a Subsidiary or Subsidiaries of the Corporation.

E.

“Committee” means the Board or, if the Board so determines in accordance with Section 2.03 of the Plan, the committee of the Board authorized to administer the Plan which includes any compensation committee of the Board;

F.	“Corporation” means Standard Lithium Ltd. and includes any successor corporation thereof;

G.

“Deferred Payment Date” for a Participant means the date after the Restricted Period which is the earlier of (i) the date to which the Participant has elected to defer receipt of Shares in accordance with Section 3.05 of this Plan; and (ii) the Participant’s Termination or Retirement Date;

H.

“Insider” means: (i) an insider as defined in the Securities Act (British Columbia), as may be amended from time to time, other than a person who is an Insider solely by virtue of being a director or senior officer of an Affiliate; and (ii) an Associate of any person who is an insider by virtue of (i);

I.

“Investor Relations Activities” means any activities or oral or written communications, by or on behalf of the Corporation or shareholder of the Corporation, that promote or reasonably could be expected to promote the purchase or sale of securities of the Corporation, but does not include:

a.	the dissemination of information provided, or records prepared, in the ordinary course of business of the Corporation

i.	to promote the sale of products or services of the Corporation, or

ii.	to raise public awareness of the Corporation,

iii.	that cannot reasonably be considered to promote the purchase or sale of securities of the Corporation;

b.	activities or communications necessary to comply with the requirements of

i.	applicable securities laws, policies or regulations,

ii.	the rules, and regulations of the TSXV or the by-laws, rules or other regulatory instruments of any other self regulatory body or exchange having jurisdiction over the Corporation;

iii.

communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if

1.	the communication is only through the newspaper, magazine or publication, and

2.	the publisher or writer received no commission or other consideration other than for acting in the capacity of publisher or writer; or

c.	activities or communications that may be otherwise specified by the TSXV;

J.	“Just Cause” includes, but is not limited to:

(a)	any act, omission, or behaviour that constitutes just cause for dismissal at common law;

(b)	the Participant’s failure to properly discharge his lawful duties to the Corporation or a Subsidiary thereof;

(c)

any failure by the Participant to perform the material duties of his position in a competent manner, where the Participant fails to remedy such failure to the satisfaction of the Corporation within a reasonable period of time after receiving notice of such failure;

(d)

any failure by the Participant to obey a lawful and reasonable order, or to carry out lawful and reasonable instructions issued to him by or on behalf of the Corporation or a Subsidiary thereof, where the Participant fails to remedy such failure to the satisfaction of the Corporation within a reasonable period of time after receiving notice of such failure;

(e)	the Participation’s conviction for any crime respecting the property of the Corporation (or a Subsidiary thereof) or the Participant’s personal honesty;

(f)	any material breach by the Participant of his obligations under any policies or procedures adopted by the Corporation from time to time in accordance with the Corporation’s normal practice;

(g)

any breach by the Corporation’s of the fiduciary duties (if any) normally owed by an individual, in like position as the Participant, to a Corporation, including the duty to avoid conflicts of interest, and to act honestly and in good faith with a view to the best interests of the Corporation; or

(h)	any other material breach or non-observance of any employment or consulting agreement (or similar agreement) between the Participant and the Corporation by the Participant.

K.

“Market Price” at any date in respect of the Shares shall be, the closing trading price of such Shares on the TSXV (or such other main stock exchange on which the Shares are listed) on the last trading day immediately before the date on which the Market Price is determined. In the event that the Shares are not then listed and posted for trading on the TSXV (or another exchange), the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

L.	“Participant” means each of the following to whom Share Units are granted hereunder:

a.	a senior officer or director of the Corporation or any of its subsidiaries;

b.	either:

i.	an individual who is considered an employee of the Corporation or of a Subsidiary of the Corporation under the Income Tax Act (Canada),

ii.

an individual who works full-time for the Corporation or a Subsidiary of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or Subsidiary of the Corporation, as applicable, over the details and methods of work as an employee of the Corporation or Subsidiary of the Corporation, but for whom income tax deductions are not made at source, or

iii.

an individual who works for the Corporation or an Subsidiary of the Corporation on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or Subsidiary of the Corporation, as applicable, over the details and methods of work as an employee of the Corporation or Subsidiary of the Corporation, but for whom income tax deductions are not made at source, any such individual, an “Employee”;

c.

an individual employed by a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual (a “Company”) which individual is providing management services to the Corporation through such Company, or an individual (together with a Company, a “Person”) providing management services directly to the Corporation, which management services are required for the ongoing successful operation of the business enterprise of the Corporation, but excluding a Person engaged in Investor Relations Activities (as hereafter defined) (a “Management Company Employee”);

d.	an individual (or a company or partnership of which the individual is an employee, shareholder or partner), other than an Employee, Management Company Employee, director or senior officer, who:

i.	provides ongoing consulting services to the Corporation or a Subsidiary of the Corporation under a written contract;

ii.	possesses technical, business or management expertise of value to the Corporation or a Subsidiary of the Corporation;

iii.	spends a significant amount of time and attention on the business and affairs of the Corporation or a Subsidiary of the Corporation;

iv.

has a relationship with the Corporation or a Subsidiary of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation an Subsidiary of the Corporation; and

v.	does not engage in Investor Relations Activities (as hereafter defined)

any such individual, a “Consultant”;

Subject to the foregoing, the Committee shall have full and final authority to determine the persons who are to be granted Share Units under the Plan;

M.

“Performance Condition” means any condition as the Committee may determine that has to be met (whether by the Corporation, an Subsidiary of the Corporation, the Participant receiving the Share Units, a group of Participants or otherwise) for the Restricted Period in respect of any Performance Share Unit granted under the Plan, to be allowed to expire and the holder of such Share Unit be entitle to receive Shares;

N.	“Performance Share Unit” has such meaning as ascribed to such term at Section 3.02 of this Plan

O.	“Plan” means the Corporation’s Long Term Incentive Plan, as same may be amended from time to time;

P.

“Restricted Period” means any period (which shall be solely based on a specified length of passage of time in the case of Restricted Share Units, or based on the attainment of Performance Condition(s) in the future (with or without any specified length of passage of time) in the case of Performance Share Units) that a Share Unit is not exercisable and the Participant holding such Share Unit remains ineligible to receive Shares, determined by the Committee in its absolute discretion, however, such period may be reduced or eliminated from time to time and at any time and for any reason as determined by the Committee, including but not limited to circumstances involving death or disability of a Participant;

Q.	“Restricted Share Units” has such meaning as ascribed to such term at Section 3.02 of this Plan;

R.

“Retirement” means the Participant ceasing to be an officer or Employee or a director after attaining a stipulated age in accordance with the Corporation’s normal retirement policy or earlier with the Corporation’s consent;

S.	“Retirement Date” means the date on which a Participant ceases to be an officer, Employee or director due to the Retirement of the Participant;

T.	“Shares” means the common shares in the capital of the Corporation, as adjusted in accordance with the provisions of Article Five of this Plan;

U.	“Share Unit” has such meaning as ascribed to such term at Section 3.02 of this Plan;

V.	“Subsidiary” has the meaning ascribed to such term in National Instrument 45-106—Prospectus Exemptions, as may be amended from time to time;

W.

“Termination” means: (i) in the case of a director, the resignation of the director, the removal of or failure to re-elect or re-appoint the director as a director of the Corporation or any Subsidiary; and (ii) in the case of an officer, Employee, Management Company Employee, or Consultant, the later of (a) the date of notification, and (b) the last day of work following notification, of termination of the officer, Employee, Management Company Employee or Consultant with or without cause by the Corporation or an Subsidiary, in each case, without regard to any period of reasonable notice or severance that may follow notification or last day of work, except where required by applicable employment standards legislation or the cessation of service of the officer, Employee, Management Company Employee or Consultant with the Corporation or an Subsidiary as a result of the resignation or otherwise, other than the Retirement, of the employee or Officer; for greater certainty, in each case, other than for death or disability of a Participant;

X.

“Triggering Event” means: (i) in the case of a director, the removal of or failure to re-elect or re-appoint the director as a director of the Corporation or any Subsidiary; and (ii) in the case of an officer, Employee, Management Company Employee, or Consultant, the later of (a) the date of notification, and (b) the last day of work following notification, of termination of the officer, Employee, Management Company Employee or Consultant without Just Cause by the Corporation or an Subsidiary, in each case, without regard to any period of reasonable notice or severance that may follow notification or last day of work, except where required by applicable employment standards legislation; and for greater certainty, Triggering Event shall not include any voluntary resignation of the Participant or Retirement;

Y.	“TSXV” means the TSX Venture Exchange; and

Z.

“U.S. Taxpayer” means a Participant who is a U.S. citizen, U.S. permanent resident or U.S. tax resident or a Participant for whom a benefit under this Plan would otherwise be subject to U.S. taxation under the U.S. Internal Revenue Code of 1986, as amended, and the rulings and regulations in effect thereunder.

Section 1.02 Headings: The headings of all articles, Sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

Section 1.03 Context, Construction: Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

Section 1.04 References to this Long Term Incentive Plan: The words “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, Section, paragraph or other part hereof.

Section 1.05 Canadian Funds: Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada.

ARTICLE 2

PURPOSE AND ADMINISTRATION OF THE LONG TERM INCENTIVE PLAN

Section 2.01 Purpose of the Long Term Incentive Plan: The Plan provides for the acquisition of Shares by Participants for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of officers, Employees, Consultants and directors of the Corporation and its Subsidiaries and to secure for the Corporation and the shareholders of the Corporation the benefits inherent in the ownership of Shares by key officers, Employees, Consultants and directors of the Corporation and its Subsidiaries, it being generally recognized that share unit plans aid in attracting, retaining and encouraging officers, Employees, Consultants and directors due to the opportunity offered to them to acquire a proprietary interest in the Corporation.

Section 2.02 Administration of the Long Term Incentive Plan: The Plan shall be administered by the Committee and the Committee shall have full authority to administer the Plan including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation. No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee shall, in addition to their rights as directors of the Corporation, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made in good faith. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Corporation.

Notwithstanding anything to the contrary in the Plan, the provisions of Schedule “A” shall apply to Restricted Share Units granted to a Participant who is a U.S. Taxpayer.

Section 2.03 Delegation to Committee: All of the powers exercisable hereunder by the directors of the Corporation may, to the extent permitted by applicable law and as determined by resolution of the directors of the Corporation, be exercised by the compensation committee of the Board.

Section 2.04 Record Keeping: The Corporation shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant;

(b)	the number of Restricted Share Units/Performance Share Units granted to each Participant and the date of grant;

(c)	the Restricted Period(s) and, if applicable, Performance Condition(s) applicable to such Restricted Share Units/Performance Share Unit(s);

(d)	any applicable expiry date;

(e)	in the case of a Restricted Share Unit, any Deferred Payment Date elected by the Participant; and

(f)	the number of Shares issued to each Participant.

Section 2.05 Determination of Participants and Participation: The Committee shall from time to time determine the Participants who may participate in the Plan. The Committee shall from time to time determine the Participants to whom Share Units shall be granted and the provisions and restrictions with respect to such grant, all such determinations to be made in accordance with the terms and conditions of the Plan, and the Committee may take into consideration the present and potential contributions of and the services rendered by the particular Participant to the success of the Corporation and any other factors which the Committee deems appropriate and relevant.

Section 2.06 Maximum Number of Shares:

(a)

The aggregate maximum number of Shares available for issuance from treasury under this Plan, and any other share-based compensation plan adopted by the Corporation, subject to adjustment pursuant to Section 5.06, shall not exceed 10% of the total number of Shares outstanding as of the date of any grant of share-based compensation unit. Any Shares subject to a Share Unit which has been granted under the Plan and which has been cancelled or terminated in accordance with the terms of the Plan without the applicable Restricted Period having expired will again be available under the Plan.

(b)

The maximum number of Shares issuable to Insiders, at any time, pursuant to this Plan and any other share based compensation arrangements of the Corporation is 10% of the total number of Shares then outstanding. The maximum number of Shares issued to Insiders, within any one year period, pursuant to this Plan and any other security based compensation arrangements of the Corporation is 10% of the total number of Shares then outstanding. For purposes of this Section 2.06, the number of Shares then outstanding shall mean the number of Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Share Unit.

(c)

So long as the Corporation is subject to TSXV requirements, no Share Unit may be issued to anyone engaged to perform Investor Relations Activities for the Corporation and in no event can an issuance of Share Units, when combined with any grants made pursuant to any other share based compensation plan, result in:

(i)

any one person being granted such number of share based compensation awards equaling or exceeding 5% of the issued Shares, within any one year period, calculated on the date a security based compensation unit/option is granted to the person (unless the Corporation has obtained the requisite disinterested Shareholder approval); and

(ii)

any one Consultant in a 12 month period being granted such number of share based compensation awards equaling or exceeding 2% of the issued Shares, calculated at the date the security based compensation unit/option is granted to the Consultant.

Section 2.07 Maximum Term: The maximum term for Share Units is up to ten (10) years but may be such shorter term as the Corporation chooses.

ARTICLE 3

LONG TERM INCENTIVE PLAN

Section 3.01 Long Term Incentive Plan: The Plan is hereby established for the Participants.

Section 3.02 Participants: The Committee shall have the right to grant, in its sole and absolute discretion, to any Participant rights to acquire any number of fully paid and non-assessable Shares (“Share Units”) in consideration of past services to the Corporation, subject to the Plan and agreement with a Participant and with such provisions, conditions (including any performance conditions), expiry date and restrictions as the Committee may determine. Subject to Section 5.06, at the end of the Restricted Period or, in the case of a Restricted Share Unit, the Deferred Payment Date (if any) applicable to a Share Unit, subject to any applicable conditions pursuant to the terms of such Share Unit, and without the payment of additional consideration or any other further action on the part of the holder of the Share Unit, the Corporation shall issue to the Participant holding the Share Unit one Share for each Share Unit held by the Participant for which the Restricted Period has expired. A Share Unit which is only subject to a time based Restricted Period, shall be referred to as a “Restricted Share Unit” and a Share Unit of which the issuance of the underlying Share is subject to any performance condition shall be referred to as a “Performance Share Unit”. The Committee shall have the discretion to grant Performance Share Units which allow for the holder thereof receiving a number of Shares based on the achievement of performance ratios or multipliers as the Committee may determine upon such grant.

Section 3.03 Share Unit Grant Letter: Each grant of a Restricted Share Unit or Performance Share Unit under the Plan shall be evidenced by a Restricted Share Unit grant letter or Performance Share Unit grant letter (as applicable) from the Corporation and agreed to by the Participant. Such Share Unit grant letter shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Share Unit grant letter. The provisions of the various Share Unit grant letters issued under the Plan need not be identical. To the extent that there is any inconsistency between the Plan and the Share Unit grant letter or any other communications, the Plan shall prevail.

Section 3.04 Restricted Period: Concurrent with the determination to grant Share Units to a Participant, the Committee shall determine the Restricted Period applicable to such Share Units. In addition, the Committee may determine any Performance Condition(s) applicable to Share Units that are granted as Performance Share Units, which may be required to be satisfied in order for the applicable Restricted Period(s) of those Performance Units to expire.

Section 3.05 Deferred Payment Date for Restricted Share Units: In respect of Restricted Share Units only, Participants who are residents of Canada for the purposes of the Income Tax Act (Canada) and not subject to the provisions of the Internal Revenue Code may elect to defer receipt all or any part of their Shares until a Deferred Payment Date, which date shall not extend the term limit provided for in Section 2.07. Any other Participants may not elect a Deferred Payment Date.

Section 3.06 Notice of Deferred Payment Date: Qualifying Participants who elect to set a Deferred Payment Date in respect to any of their Restricted Share Units must give the Corporation written notice of the Deferred Payment Date not later than sixty (60) days prior to the expiration of the Restricted Period. For certainty, Participants shall not be permitted to give any such notice after the day which is sixty (60) days prior to the expiration of the Restricted Period and a notice once given may not be changed or revoked.

Section 3.07 Retirement or Termination during Restricted Period: In the event of the Retirement or Termination of a Participant during the Restricted Period, any Share Units held by the Participant shall immediately terminate and be of no further force or effect; provided, however, that the Committee shall have the absolute discretion to modify the Shares Units to provide that the Restricted Period shall terminate immediately prior to a Participant’s Termination or Retirement, or allow the Share Units to continue in accordance with their terms.

Section 3.08 Payment of Dividends: In the event a cash dividend is paid to shareholders of the Corporation on the Shares while Share Units are outstanding, the Committee may, in its sole discretion, elect to credit each Participant with additional Share Units (on the same terms and conditions as the Share Units in respect of which such additional Units are credited). In such case, the number of additional Share Units will be equal to the aggregate amount of dividends that would have been paid to the Participant if the Share Units in the Participant’s account on the record date had been Shares divided by the Market Price of a Share on the date on which dividends were paid by the Corporation. If the foregoing shall result in a fractional Share Unit, the fraction shall be disregarded.

Section 3.09 Death or Disability of Participant: In the event of:

(a)

the death of a Participant, any Share Units held by such Participant will vest on the date of death of such Participant and the Shares represented by the Share Units held by such Participant will be issued to the Participant’s estate as soon as reasonably practical thereafter, but in any event no later than ninety (90) days thereafter; and

(b)

the disability of a Participant (determined in accordance with the Corporation’s normal disability practices), any Share Units held by such Participant will vest on the date in which such Participant is determined to be totally disabled and the Shares represented by the Share Units held by the Participant will be issued to the Participant as soon as reasonably practical, but in any event no later than thirty (30) days following receipt by the Corporation of notice of disability.

Section 3.10 Change of Control: In the event of (i) a Change of Control and (ii) the Participant is subject to a Triggering Event concurrently or following such Change of Control, all Share Units outstanding shall immediately vest and be settled by the issuance of Shares notwithstanding the applicable Restricted Period, Performance Conditions or Deferred Payment Date.

Section 3.11 Trading Blackout Periods: Unless otherwise determined by resolution of the Committee, in the event that any Restricted Period or Deferred Payment Date, as applicable, expires during or falls within, or within 48 hours after a blackout period imposed, or self-imposed on the trading of securities of the Corporation, such expiry will be deemed to occur on the day immediately following the end of the blackout period, or such 48 hour period, as applicable.

Section 3.12 Necessary Approvals: The Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation and acceptance by the TSXV or any regulatory authority having jurisdiction over the securities of the Corporation.

ARTICLE 4

WITHHOLDING TAXES

Section 4.01 Withholding Taxes: The Corporation or its Subsidiaries may take such steps as are considered necessary or appropriate to deduct any appropriate withholding taxes or other withholding liabilities which the Corporation or its Subsidiary is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Share Unit or Share including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Shares to be issued under the Plan, until such time as the Participant has paid the Corporation or its Subsidiary for any amount which the Corporation and its Subsidiaries are required to withhold with respect to such taxes. For greater certainty, immediately upon delivery of any Shares, the Corporation shall have the right to sell as trustee for the Participant or require that a Participant sell a given number of Shares sufficient to cover any applicable withholding taxes and any other source deductions to be withheld by the Corporation in connection with Shares issued in satisfaction of the Participant’s vested Share Units. Neither the Corporation nor any applicable Subsidiary shall be responsible for obtaining any particular price for the Shares nor shall the Corporation or any applicable Subsidiary be required to issue any Shares under the Plan unless the Participant has made suitable arrangements with the Corporation and any applicable Subsidiary to fund any withholding obligation.

ARTICLE 5

GENERAL

Section 5.01 Effective Time of Long Term Incentive Plan: The Long Term Incentive Plan herein shall become effective on the date on which it is approved by the shareholders. The Plan shall remain in effect until it is terminated by the Board.

Section 5.02 Amendment of Long Term Incentive Plan: The Board may from time to time in its discretion (without shareholder approval) amend, modify and change the provisions of the Plan (including any grant letters), including, without limitation:

(a)	amendments of a house keeping nature; and

(b)	changes to the Restricted Period and/or Performance Condition(s) of any Share Units.

However, other than as set out above, any amendment, modification or change to the provisions of the Plan which would:

(a)	increase the number of Shares or maximum percentage of Shares which may be issued pursuant to the Plan other than by virtue of Section 5.06 of the Plan;

(b)	reduce the range of amendments requiring shareholder approval contemplated in this section;

(c)	permit Share Units to be transferred other than for normal estate settlement purposes;

(d)	change insider participation limits which would result in shareholder approval being required on a disinterested basis; or

(e)	modify Section 2.06,

shall only be effective on such amendment, modification or change being approved by the shareholders of the Corporation. In addition, any such amendment, modification or change of any provision of the Plan shall be subject to the approval, if required, by any stock exchange having jurisdiction over the securities of the Corporation.

Section 5.03 Non-Assignable: Except pursuant to a will or by the laws of descent and distribution, no Share Unit and no other right or interest of a Participant is assignable or transferable.

Section 5.04 Rights as a Shareholder: No holder of any Share Units shall have any rights as a shareholder of the Corporation prior to the end of the applicable Restricted Period. Subject to Sections 3.06 and 5.06, no holder of any Share Units shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or any other rights declared for shareholders of the Corporation for which the record date is prior to the date of expiry of the Restricted Period (or Deferred Payment Date) applicable to any Share Unit.

Section 5.05 No Contract of Employment: Nothing contained in the Plan shall confer or be deemed to confer upon any Participant the right to continue in the employment of, or to provide services to, the Corporation or its Subsidiaries nor interfere or be deemed to interfere in any way with any right of the Corporation or its Subsidiaries to discharge any Participant at any time for any reason whatsoever, with or without cause. Participation in the Plan by a Participant shall be voluntary.

Section 5.06 Adjustment in Number of Shares Subject to the Plan: In the event there is any change in the Shares, whether by reason of a stock dividend, consolidation, subdivision, reclassification, amalgamation, merger, business combination or arrangement, or otherwise, an appropriate adjustment shall be made to outstanding Share Units by the Board, in its sole discretion, to reflect such changes. If the foregoing adjustment shall result in a fractional securities or Share Unit, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of this Plan.

Section 5.07 No Representation or Warranty: The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

Section 5.08 Compliance with Applicable Law: If any provision of the Plan or any Share Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith. Furthermore, this Plan is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable, as a short-term deferral and will be interpreted accordingly to the maximum extent permissible.

Section 5.09 Bona Fide Employees: Each grant letter related to Share Units granted to an Employee, Consultant or Management Company Employee shall be deemed to include a representation by the Corporation that the Participant is a bona fide Employee, Consultant or Management Company Employee of the Corporation or its Subsidiaries.

Section 5.10 Interpretation: This Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia.

SCHEDULE “A”

U.S. TAXPAYER

Notwithstanding anything to the contrary in the Plan, the provisions of this Schedule “A” shall apply to the Share Units granted to a Participant during the period that he or she is a U.S. Taxpayer.

1. Retirement

Notwithstanding section 3.07 of the Plan, any unvested Share Units held by a Participant that is a U.S. Taxpayer will automatically vest on the date such Participant attains the age of 65 and the Shares underlying such Share Units will be issued to the Participant forthwith and in any event no later than March 15 of the following calendar year.

2. Inability to Elect a Deferred Payment Date

For greater certainty, a Participant who is a U.S. Taxpayer will not be entitled to elect a Deferred Payment Date.